January 8, 1997



Dr. Sandra Scarr
2626 Capstone Drive
Montgomery, Alabama  36106

Dear Sandra:

          As we have discussed, in light of your announced intention to retire from KinderCare Learning Centers, Inc. (the "Company") on the date of the closing (the "Closing Date") of the merger (the "Merger") of KCLC Acquisition Corp. into the Company described in the Agreement and Plan of Merger between the Company and KCLC Acquisition Corp., dated as of October 3, 1996, the purpose of this letter is to describe various agreements that have been reached between you and the Company regarding your retirement from the Company and to further describe the ongoing relationship between you and the Company after the Closing Date.

     1. For the period commencing on the Closing Date and ending December 15, 1999 (the "Additional Service Period"), and, where appropriate, for any period before the Additional Service Period, you agree to perform the following services for the Company:

          a. You will assist and cooperate in good faith, whether before or after the Closing Date, with (i) the meetings with potential investors in various cities throughout the United States in connection with the offering of the Company's Senior Subordinated Notes and bank loans in connection with the Merger, or any other sales or management presentations in connection therewith, including, but not limited to, sales force and rating agency presentations, (ii) the consummation of the Merger and (iii) the transition with the new Chief Executive Officer of the Company.

          b. You will make yourself reasonably available for consultation with the Chief Executive Officer of the Company on business matters from time to time, and in connection with any litigation and disputes arising out of actions of the Company of which you have knowledge or information and you agree that you will cooperate with the Company in supplying data, information, and expertise within your special knowledge or competence and otherwise assist the Company in a proper and inappropriate fashion in the protection of its interests. The Company will reimburse you for reasonable out-of-pocket expenses (such as hotel and travel expenses) incurred by you in providing such services, and may provide additional consulting fees to you as mutually agreed upon;

          c. At the Company's request you agree to serve as a member of the Company's Board of Directors (the "Board"), for which you will be entitled to receive those directors fees afforded to other outside directors of the Company.

Dr. Sandra Scarr                      -2-                        January 8, 1997



          Subject to paragraph 7 herein, nothing in this Agreement will be construed as preventing you from obtaining full-time employment elsewhere during the Additional Service Period.

     2. As soon as practicable after the Closing Date, the Company will pay you a lump sum amount equal to the product of (i) $7,692.31 (1/52 of $400,000) and
(ii) the number of weeks (including fractions thereof) from the Closing Date until June 15, 1997.

     3. For a period of thirty months beginning July 15, 1997 and ending December 15, 1999 the Company will pay you $36,666.67 per month; provided, that the first payment will be made on July 15, 1997. If agreed by you and the Company, these payments may be deferred. The payments provided for in this paragraph 3 will be in consideration of (i) the services that you will be required to provide pursuant to paragraph 1.b. herein and (ii) your obligation not to compete with the Company pursuant to paragraph 7(b) herein.

     4. During the period commencing on the Closing Date and ending December 15, 1998 (the "Benefits Period"), the Company will continue to provide you with medical and disability coverage, as the Company from time to time may provide, so long as you continue to contribute to the cost of coverage under such plans in the same manner and at the same level that you would be required to contribute if you had not retired; provided, however, that if you obtain employment elsewhere at any time during the Benefits Period, your benefits will be terminated and you will instead be entitled, at your cost and option, to your rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"); provided, further, that the COBRA period will begin on the earlier of your termination of employment or the Closing Date. In addition, during the Benefits Period, the Company will provide you with substantially similar life insurance coverage as it may from time to time provide for the executives of the Company.

     5. The Company will provide the following fringe benefits and perquisites on your behalf:

          (a) If you so request, the Company will purchase your current residence in the Montgomery, Alabama area (the "Residence") for a total amount equal to your original purchase price plus capital improvements; provided, that such total will not exceed $360,000. The Company will not be required to purchase the residence for at least 30 days after the Closing Date or at any time after the Benefits Period has expired.

          (b) The Company will reimburse you for any reasonable relocation expenses that you may incur pursuant to your relocation from the Montgomery, Alabama area, up to $25,000.

Dr. Sandra Scarr                      -3-                        January 8, 1997



          (c) For so long as you are a member of the Board, the Company will continue to provide you with a BMW 300 series automobile under the same terms and conditions as under the employment agreement between you and the Company dated June 16, 1995 (the "Employment Agreement").

          (d) The Company will allow you to retain your computer (the "Computer") subject to paragraph 7(a) herein; provided, however, that after the Closing Date, you will not be permitted to access or communicate in any way over the Company's electronic mail system or its intranet system via the Computer or by any other means unless access is requested in writing by an officer of the Company.

          All claims for reimbursement must be made to the Company in writing, accompanied by a bill or other appropriate documentation detailing the nature and the amount of the expense.

     6. Your Employment Agreement (including any amendment or modification thereto) will be terminated as of the Closing Date and will thereafter be of no further force or effect.

     7. (a) You will not, without the prior written consent of the Company, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information pertaining to the business of the Company or any of its affiliates, except (A) while acting as a consultant for the Company, in the business of and for the benefit of the Company, or (B) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order you to divulge, disclose or make accessible such information. For purposes of this paragraph 7(a), "Confidential Information" will mean non-public, information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other non-public proprietary and confidential information of the Company or its affiliates or customers, that, in any case, is not otherwise available to the public (other than by your breach of the terms hereof).

          (b) During the Additional Service Period, without the prior written consent of the Company, (A) you will not, directly or indirectly, either as a principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in, any business which is in competition with the business of the Company or any group, division or subsidiary of the Company and (B) you will not, on your own behalf or on behalf of any person, firm or company, directly or indirectly, hire any person, other than your

Dr. Sandra Scarr                      -4-                        January 8, 1997



administrative assistance and the individual who directly provides cleaning service to you prior to your retirement date, who has been employed by the Company at any time during the 12 months immediately preceding such hiring.

          (c) For purposes of this paragraph 7, a business will be deemed to be in competition with the Company if it is principally involved in the purchase, sale or other dealing in any property or the rendering of any service purchased, sold, dealt in or rendered by the Company as a part of the business of the Company at the time of your resignation within the same geographic area in which the Company effects such purchases, sales or dealings or renders such services. Nothing in this paragraph 7 will be construed so as to preclude you from investing in any publicly or privately held company, provided your beneficial ownership of any class of such company's securities does not exceed 1% of the outstanding securities of such class.

          (d) You agree that this covenant not to compete is reasonable under the circumstances and will not interfere with your ability to earn a living or to otherwise meet your financial obligations. You and the Company agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court will have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court will appear not reasonable and to enforce the remainder of the covenant as so amended. You agree that any breach of the covenants contained in this paragraph 7 would irreparably injure the Company. Accordingly, you agree that the Company may, in addition to pursuing any other remedies it may have in law or in equity, cease making any payments otherwise required by this Agreement and obtain an injunction against you from any court having jurisdiction over the matter restraining any further violation of this Agreement by you.

          (e) The Company and you each agree that they will not (except as required by law) directly or indirectly make any statement or release any information, or encourage others to make any statement or release any information that is (i) designed to embarrass or criticize the other (or any of their respective affiliates, associates or shareholders), or (ii) intended to interfere with the merger contemplated by the Merger Agreement; provided, that it will not be a violation of this paragraph 7(e) for you to make truthful statements when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with jurisdiction to order you to divulge, disclose or make accessible such information.

          (f) (i) If you breach any of the covenants contained in this paragraph 7, the Company will have no obligation to make any further payments under this Agreement.

Dr. Sandra Scarr                       5                         January 8, 1997



               (ii) The Company and you recognize that each party will have no adequate remedy at law for breach by the other of any of the covenants set forth in this paragraph 7 and that in the event of any breach of these covenants, the Company and you hereby agree and consent that the other will be entitled to seek a decree of specific performance, mandamus or other appropriate remedy to enforce the performance of such covenants.

     8. You agree, to execute a release substantially in the form attached hereto as a condition to the receipt of any payment hereof.

     9. Any dispute or controversy arising under or in connection with this Agreement will be settled exclusively by arbitration, conducted before an arbitrator who is mutually agreeable to you and the Company in the Atlanta metropolitan area in accordance with the rules of the American Arbitration Association then in effect or, if you and the Company are unable to agree on an arbitrator, before an arbitrator chosen in accordance with the rules of the American Arbitration Association. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

     10. The Company will reimburse you for reasonable legal fees and expenses incurred by you in connection with the negotiation of this Agreement up to a maximum reimbursement of $30,000.

     11. This Agreement will be construed and interpreted in accordance with the laws of the State of Delaware without regard to rules pertaining to conflict of laws.

     12. You and the Company agree that this Agreement will become effective if and only if, and at such time as, the closing of the Merger occurs.

     13. While this Agreement is with KCLC Acquisition Corp., upon the Closing Date this Agreement will be binding upon and inure to the benefit of the Company and any successor of the Company acquiring directly or indirectly all or substantially all of the assets of the Company whether by merger, consolidation, sale or otherwise (and such successor will thereafter be deemed embraced within the term "the company" for purposes of this Agreement) but the Agreement will not otherwise be assignable by the Company without your consent.

     14. This Agreement may be executed in counterparts.

Dr. Sandra Scarr                      -6-                        January 8, 1997



                                      * * *

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.



                                       SANDRA SCARR
                                       -----------------------------------
                                       SANDRA SCARR


                                       KCLC ACQUISITION CORP.


                                       /s/
                                       -----------------------------------
                                       By: